EXHIBIT 99.3

BlueLinx Announces New $50 Million Share Repurchase Authorization

ATLANTA, July 29, 2025 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, announced today that its Board of Directors has approved a new share repurchase authorization under which the Company may repurchase up to $50 million of its outstanding shares of common stock in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The new authorization will be funded through a combination of cash on hand and cash flow from operations. At the end of June 2025, the Company had $11.5 million remaining under the $100 million share repurchase program announced in October 2023, bringing the total current authorized availability for repurchase to $61.5 million.

The Company’s decision to repurchase its shares, as well as the timing of such repurchases, will depend on a variety of factors, including the ongoing assessment of the Company’s capital needs, the market price of the Company’s common stock, general market conditions and other corporate considerations, as determined by management. The authorization does not obligate the Company to acquire any particular amount of its common stock and may be suspended or discontinued at any time.

For further information, please see the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on July 29, 2025.

ABOUT BLUELINX

BlueLinx Holdings Inc. (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

CONTACT

Tom Morabito
Investor Relations Officer
(470) 394-0099
investor@bluelinxco.com